UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2017

SUNSHINE HEART, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-35312 (Commission File No.)	68-0533453 (IRS Employer Identification No.)

12988 Valley View Road

Eden Prairie, Minnesota 55344

(Address of Principal Executive Offices)  (Zip Code)

(952) 345-4200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information contained in Item 8.01 of this report is incorporated by reference. The issuance of the Replacement Warrants (as defined below) and the shares of common stock underlying the warrants, the Replacement Warrants, the Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock was or will be completed under the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(a)(2) of the Securities Act.  Each of the Investors (as defined below) has represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it is acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

Item 8.01. Other Events.

Warrant Exercises and Issuances under the Warrant Exercise Agreement

As previously reported, including on the Current Report on Form 8-K filed on March 22, 2017 (the “Prior Report”), on February 15, 2017, Sunshine Heart, Inc. (“Sunshine Heart”, the “Company” or “we”) entered into a letter agreement with Sabby Healthcare Master Fund Ltd. and Sabby Volatility Warrant Master Fund Ltd., the institutional investors that hold our outstanding preferred stock and the majority of our outstanding warrants (the “Investors”), to incent the cash exercise of the warrants then held by such Investors on or before March 31, 2017. In exchange for any such exercise, we agreed to provide the Investors a replacement warrant (the “Replacement Warrants”) to purchase the same number of shares of common stock as were issued upon exercise of the exercised warrants, with an exercise price equal to the consolidated closing bid price of our common stock at such time. See the Prior Report for a description of the letter agreement and the Replacement Warrants and for information regarding exercises of warrants and issuances of Replacement Warrants through the date of the Prior Report.  As a result of prior issuances of Replacement Warrants disclosed in the Prior Report, pursuant to the existing terms of our Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and the warrants held by the Investors (other than the Replacement Warrants), which provide that the conversion or exercise price thereof is subject to reduction as a result of subsequent equity issuances at a lower effective price per share, the conversion price of the Company’s then outstanding preferred stock and the exercise price of the warrants held by the Investors were previously reset $2.03.

Subsequent to the Prior Report, the Investors exercised warrants to purchase 333,179 shares of common stock for gross cash proceeds of $676,353 to the Company, and we issued such Investors Replacement Warrants to purchase 333,179 shares of common stock with a exercise price equal to $2.16 per share, the consolidated closing bid price of our common stock on the date of exercise. As additional Replacement Warrants are issued under the letter agreement with the Investors, if issued at a lower price, the exercise price of the warrants held by the Investors will further decrease to the exercise price of any such additional Replacement Warrants.

Convertible Preferred Stock

From March 22, 2017 to March 23, 2017, the Investors converted the Company’s 344.9 shares of Series C Convertible Preferred Stock and 900 shares of Series D Convertible Preferred Stock into a total of 613,251 shares of common stock.  As a result of such conversions, as of March 23, 2017, the Series C Convertible Preferred Stock and Series D Convertible Preferred Stock have been converted in full into 1,114,250 shares of common stock in the aggregate and no shares of Series C Convertible Preferred Stock or Series D Convertible Preferred Stock remain outstanding.  Pursuant to the terms of the Certificates of Designation of such series of preferred stock, all such shares of Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, following such conversion, have resumed the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock or Series D Convertible Preferred Stock, respectively.

Following the warrant exercises described above and the issuance of the common stock underlying the Series C

Convertible Preferred Stock and Series D Convertible Preferred Stock, 2,690,674 shares of common stock of the Company are outstanding as of March 23, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUNSHINE HEART, INC.

Dated: March 24, 2017	By:
/S/ CLAUDIA DRAYTON
Claudia Drayton, Chief Financial Officer